Exhibit 99.1

24 February 2006

Colette LaForce

Vice President of Marketing

Rackable Systems

1933 Milmont Drive

Milpitas, California 95035

Dear Colette,

In response your request to include IDC data in an S-1 filing for Rackable Systems, IDC has approved the use of a number of references from the following sources:

Worldwide and U.S. Server 2005-2009 Forecast Update: October 2005

Analysts: Stephen Josselyn, John Humphreys, Thomas Meyer, Alan Freedman, Rajniah

Arora, Masahiro Nakamura, Lidice Fernandez, Roman Maceska, Nathaniel Martinez,

Michelle Bailey

October 2005, IDC Doc. #34143

Worldwide and U.S. Blade Server 2005-2009 Forecast and 2004 Vendor Share

Analysts: Kelly Quinn, John Humphreys

July 2005, IDC Doc. #33631

Worldwide Disk Storage Systems 2005-2009 Forecast Update: Midyear Update Dave

Reinsel, Natalya Yezhkova, Brad Nisbet

November 2005, IDC Doc #34357

All these data references were reviewed and approved by an IDC vice president, per our normal citation guidelines.

Please let me know if you have any questions or need any further assistance from me. Thank you for your business.

Best regards,

/s/ Michael Shirer
Michael Shirer
Corporate Communications Director
IDC